Exhibit 99.1
                                                                            News
                                                Release

                                Vectren Corporation
                                                                    One Vectren Square
                                                                                                                                                                                    Evansville, IN 47708

April 20, 2007
FOR IMMEDIATE RELEASE
Media contact: Mike Roeder, (812) 491-4143 or mroeder@vectren.com
Investor contact: Steve Schein, (812) 491-4209 or sschein@vectren.com
Settlement reached on Vectren electric base rate increase

Evansville, Ind. - Vectren Corporation’s (NYSE: VVC) utility subsidiary, Vectren Energy Delivery of Indiana - South, has reached a settlement agreement with the Indiana Office of Utility Consumer Counselor (OUCC) and other intervening parties regarding the proposed changes to the base rates and charges for its electric distribution business in southwestern Indiana. The settlement agreement was filed today with the Indiana Utility Regulatory Commission (IURC) and completes a collaborative effort between Vectren South, the OUCC and interveners.

“While we have worked hard to hold electric rates down, these adjustments are necessary to continue the level of service our customers expect and ensure the financial stability of the company. This settlement agreement provides an appropriate return on the half billion dollars invested since our last general rate case in additional infrastructure used to provide safe and reliable service to our customers,” said Niel C. Ellerbrook, Chairman, President and CEO. “We appreciate the collaborative process that has been completed with the OUCC and other interested parties.”

The settlement agreement provides for an approximate $60.8 million electric rate increase to cover the company’s cost of system growth, maintenance and reliability. If approved, the impact of this settlement would increase bills around $17 per month for the typical combination gas and electric residential customer. This increase marks the first time in the past 13 years that the company’s electric base rates have been adjusted.

Major provisions of the settlement include:
•
Increased customer benefit from the sale of wholesale power, when available. Occasionally excess power is available to be sold into the marketplace. Vectren will participate in a sharing arrangement with customers of any profit earned above or below a representative amount included in the case.

•
Timely recovery of certain new transmission investments made and ongoing costs associated with the Midwest Independent Transmission System Operators (MISO), the group in charge of the Midwestern power grid.

•
Operations and Maintenance (O&M) expense increases related to managing the aging workforce, including the development of an apprenticeship program and the creation of defined training programs for power plant employees to ensure proper knowledge transfer, safety, and system stability.

•	Recovery of and return on the investment in demand side management programs to help encourage conservation during peak load periods.
•	Increased O&M expense necessary to maintain and improve customer reliability, including enhanced tree-trimming, pole inspections and replacement, and circuit and substation inspections.
•	An overall rate of return of 7.32 percent, and a return on equity (ROE) of 10.4 percent.

Although electric base rates that cover costs to run the business have not changed for more than 13 years, electric bills have grown as a result of higher usage and environmental investment recovery. Average electricity usage by residential customers has increased 15 percent since 1995 as customers have added appliances, computers and other electrical devices. Fuel costs, including the price of coal and natural gas, have also gone up during this time period.

Vectren South’s electric utility generates power primarily with its coal-fired units and then supplements that generation with natural gas-fired peaking units to serve more than 140,000 electric customers in a seven-county area including Dubois, Gibson, Pike, Posey, Spencer, Vanderburgh and Warrick. The company maintains dozens of substations, approximately 830 miles of transmission lines, and 3,225 miles of above-ground and 1,700 miles of underground distribution lines.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren's energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales; and energy infrastructure services. To learn more about Vectren, visit www.vectren.com.